                                       AMERICAN SKANDIA ADVISOR FUNDS, INC.
                                                  MASTER CLASS B
                                      AMENDED AND RESTATED DISTRIBUTION PLAN

                  This Distribution Plan, as amended and restated as of June ___, 2002 (the "Plan"), constitutes the written Distribution Plan for the Class B shares issued by American Skandia Advisor Funds, Inc., a Maryland corporation (the "Company"), adopted pursuant to the provisions of Rule 12b-1 under the Investment Company Act of
1940, as amended (the "Investment Company Act"), and is intended to apply to all Class B shares issued and outstanding from time to time whether issued prior to or after this amendment and restatement.  During the effective term of this Plan, the Company may incur expenses primarily intended to result in the sale of its Class
B shares or to maintain or improve account services provided to holders of its Class B shares upon the terms and conditions hereinafter set forth:

Section 1.  The Company is an open-end management investment company formed under the laws of the State of
Maryland.  The shares in the Company may be issued in one or more series (each, a "Fund") and the shares of each
Fund may be issued in multiple classes.

Section 2.  This Plan initially will pertain to Class B Shares of each of the Funds named in Exhibit A attached hereto and made a part hereof (each, a "Participating Fund").  This Plan shall also apply to the Class B Shares of any other series of the Company designated from time to time by the Board of Directors of the Company and added to the list of Participating Funds attached hereto as Exhibit A.  Where used in this Plan, the term
"Shares" or "Class B Shares" shall pertain only to Class B Shares of a Participating Fund.

Section 3.  In order to provide for the implementation of the payments provided for pursuant to this Plan, the
Company may enter into an Underwriting and Distribution Agreement (the "Agreement") with American Skandia
Marketing, Incorporated ("ASMI"), pursuant to which ASMI will serve as the principal underwriter and general distributor of the Company's shares, including the Class B Shares, and pursuant to which each Participating Fund may pay compensation to ASMI for its services and to defray various costs incurred or paid by ASMI in connection with the distribution of Class B Shares.  Such Agreement, or any modification thereof, shall become effective with respect to Class B Shares of any Participating Fund only upon compliance with Section 12(b) of the
Investment Company Act and Rule 12b-1 thereunder as the same may be amended from time to time.  The Company may enter into an underwriting and distribution agreement (the Agreement and any similar agreements, a "Distribution
Agreement") with any successor principal underwriter and general distributor of the Company's shares, including
Class B Shares (ASMI and each such successor principal distributor, a "Distributor").

Section 4.  The Company shall pay to each Distributor, as compensation, its Allocable Portion (as hereinafter defined) of a distribution and service fee at the annual rate of 1.0% of the average net asset value of the Class
B Shares of the Participating Funds which have been outstanding for eight years or less, as determined at the close of each business day, a quarter of which is intended as a fee (the "Service Fee") for services provided by
ASMI to existing holders of Class B Shares.  The fee payable to each Distributor hereunder is intended to compensate each Distributor for services provided and expenses incurred by it relating to the offering of the
Class B Shares.  Expenses may include, without limitation, payments by each Distributor to dealers, brokers, banks and other financial institutions ("Dealers") with respect to services provided in connection with sales of
Class B Shares and for maintaining and improving services provided to holders of Class B shares, all as set forth in the Company's registration statement as in effect from time to time.  Such payments may be paid by each
Distributor to Dealers at a rate of up to .50% on an annual basis of the average net asset value for Class B
Shares that have been outstanding for at least seven years (and any Class B Shares purchased through the reinvestment of dividends or capital gains) as determined at the close of each business day.  Each Distributor's fee hereunder shall be payable in arrears for each calendar month within 5 days after the close of such calendar month or at such other intervals as the Board of Directors of the Company (the "Board of Directors") may
determine.  A majority of the Qualified Directors, as defined below, may, from time to time, reduce the amount of such payments or may suspend the operation of the Plan for such period or periods of time as they may determine;
provided, however, that the Board shall first eliminate the Service Fee before effecting any other reduction of payments hereunder.  Amounts payable under the Plan shall be subject to the limitation of Rule 2830 of the
Conduct Rules (or successor rules or regulations) of the National Association of Securities Dealers, Inc. (the
"Conduct Rules").  Amounts paid to each Distributor hereunder shall not be used to pay distribution expenses or service fees incurred with respect to any other class of shares of the Company.

         Each Distribution Agreement between the Company and a Distributor shall provide the following with respect to each Participating Fund, each of which shall survive any termination or amendment of this Plan:

         I)       Each Distributor will be deemed to have earned its Allocable Portion of the portion of the distribution and service fee with respect to services provided by Dealers in connection with sales of Class B Shares, i.e., 0.75%, (the "Distribution Fee") taken into account in determining such Distributor's Allocable Portion on the settlement of each sale of a Class B
                  Share (the Allocable Portion of the Distribution Fee thereafter arising from each such sale, the "Earned Distribution Fee").

         II)      The Company's obligation to pay each Distributor its Earned Distribution Fee in respect of each
                  Participating Fund's issued and outstanding Class B Shares shall not be terminated or modified
                  (including without limitation by way of termination of this Plan or the applicable Distribution
                  Agreement or by liquidation of the Company or such Fund) except: (a) to the extent required by a change in the Investment Company Act, Rule 12b-1 thereunder or the Conduct Rules after July
                  31, 2000, or (b) in the manner required by Section 9 for material amendments to this Plan or
                  Section 7 for termination of this Plan so long as after the effective date of such modification or termination neither the Company, the Participating Fund in question, any successor Company or fund that acquires substantially all of the assets of the Company or such Participating Fund nor any Participating Fund sponsor or affiliate thereof pay, directly or indirectly, a fee or expense reimbursement for the provision of shareholder services to the holders of Class B
                  Shares then issued and outstanding or other class of shares of the Participating Funds with a deferred sales charge which reasonably would be deemed to circumvent the Company's obligation to pay each Distributor its Earned Distribution Fee;

         III)     The Distributor may assign, sell or pledge (collectively "Transfer") its rights to the Earned
                  Distribution Fees and the Company shall pay such fees to the assignee, purchaser or pledgee, or any subsequent assignee, purchaser or pledgee (collectively, the "Transferees"); provided, however, that any assignment is not an assignment of the Distribution Agreement for purposes of
                  Section 8(b) of this Plan.  The Distributor's rights to the Earned Distribution Fees transferred by the Distributor to any assignee, purchaser or pledgee shall not be subject to offset, counterclaim or defense, including without limitation, any of the foregoing based on the bankruptcy of such Distributor; provided, however, that such provision shall not diminish or otherwise affect adversely the enforcement of the Company's rights under the relevant
                  Distribution Agreement, or otherwise (except in respect of the Earned Distribution Fees so transferred), and its pursuit of assets which have not been subject to a Transfer; and

         IV)      The Distributor may pay all or a portion of the distribution and service fee intended for services (the "Shareholder Servicing Fee") to Dealers for providing shareholder services in connection to Shares, subject to the limitations in Section 4 herein.  If, in lieu of paying a portion of the Shareholder Servicing Fee to a Dealer (or other third party) for providing shareholder services, the Distributor pays such Dealer (or third party) for the Dealer's (or the third party's) irrevocable and unconditional commitment to provide services as long as the
                  Share is outstanding without further compensation from the Company or any other person, the
                  Distributor will be deemed to have earned its Allocable Portion of the Shareholder Servicing
                  Fee thereafter arising (the "Earned Service Fee") at the time such payment is made.  Clauses
                  (I), (II) and (III) of this paragraph equally apply to the Distributor's Allocable Portion of the Earned Service Fee and the Earned Distribution Fee.  Accordingly, references to "Earned
                  Distribution Fees" in clauses (I), (II) and (III)of this paragraph shall include Earned
                  Services Fees.

                  "Allocable Portion" for purposes of this Plan, means (1) if there is one Distributor, all
                  Earned Distribution and Earned Servicing Fees; or (2) if there are two or more Distributors, the portion of the Earned Distribution Fee and Earned Servicing Fee allocated to a Distributor in accordance with any allocation procedures to which each Distributor shall agree and which accurately allocates the Earned Distribution and Earned Servicing Fees among all Distributors in proportion to the outstanding Class B Shares attributable to their respective efforts.

Section 5.  This Plan shall become effective only upon compliance with Section 12(b) of the Investment Company
Act and Rule 12b-1 thereunder and shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually by a majority of the Board of
Directors and a majority of the Qualified Directors by votes cast in person at a meeting called for the purpose of voting on continuation of the Plan.

Section 6.  Each Distributor, ASMI and any other person authorized to direct the disposition of monies paid or payable by the Company pursuant to this Plan or any related Agreement shall provide to the Board of Directors, and the Board of Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 7.  This Plan may be terminated as to Class B Shares of a Participating Fund at any time by vote of the
Board of Directors, including a majority of the Qualified Directors, or by shareholder vote in accordance with the Investment Company Act.  In the event of such termination, the subject Fund shall cease to be a Participating
Fund upon satisfaction of its outstanding obligations hereunder.

Section 8.  All agreements with any person relating to implementation of this Plan including the Distribution
Agreement shall be in writing, and any agreement related to this Plan shall provide:

         (a)       that such agreement may be terminated with respect to Class B Shares of a Participating Fund at any time, without payment of any penalty, by vote of a majority of the Qualified Directors or by shareholder vote in accordance with the Investment Company Act on not more than 60 days'
                   written notice to any other party to the agreement; and

         (b)       that such agreement shall terminate automatically in the event of its assignment.

Section 9.  This Plan may not be amended to increase materially the amounts payable by a Participating Fund pursuant to Section 4 hereof without shareholder approval in accordance with the Investment Company Act and any material amendment to this Plan shall be approved by a majority of the Board of Directors and a majority of the
Qualified Directors by votes cast in person at a meeting called for the purpose of voting on the amendment.

         Amendments to this Plan, other than material amendments of the kind referred to above may be adopted by a vote of the Board of Directors, including a majority of Qualified Directors.  The Board of Directors, by such vote, also may interpret this Plan and make all determinations necessary or advisable for its administration.

Section 10.  This Plan shall not operate to prohibit or limit in any way the exercise of the fiduciary duties of the Directors of the Company under the Investment Company Act or under applicable State law in respect to this
Plan and payments by the Company hereunder.

Section 11.  As used in this Plan (a) the term "Qualified Directors' shall mean those Directors of the Company who are not interested persons of the Company, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 12.  While this Plan is in effect, the selection and nomination of the Qualified Directors shall be committed to the discretion of the Qualified Directors than in office.

Executed as of June ___, 2002

                                                     AMERICAN SKANDIA ADVISOR FUNDS, INC.

                                                     By: ______________________________________